Exhibit 10.1

J.P.Morgan

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 21, 2014

among

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent

J.P. MORGAN SECURITIES LLC, as Co-Lead Arranger and Joint Bookrunner

and

WELLS FARGO SECURITIES, LLC, as Co-Lead Arranger and Joint Bookrunner

KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent

and

REGIONS BANK, as Co-Documentation Agent

SECTION 9.13. MATERIAL NON-PUBLIC INFORMATION	77
SECTION 9.14. AUTHORIZATION TO DISTRIBUTE CERTAIN MATERIALS TO PUBLIC-SIDERS	78
SECTION 9.15. USA PATRIOT ACT	78
SECTION 9.16. AMENDMENT AND RESTATEMENT	78

ASSIGNMENT AND ASSUMPTION	1

EXHIBIT B	1

INTENTIONALLY OMITTED	1

SCHEDULES:

Schedule 1.01(g) - Existing Liens

Schedule 2.01 — Commitments

Schedule 3.06 — Disclosed Matters

Schedule 3.13 — Unencumbered Properties

Schedule 3.14 — Subsidiaries

Schedule 6.01 — Restrictions and Conditions

Schedule 6.07 — Agreements with Affiliates

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Intentionally Omitted
Exhibit C-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-1	Form of Trust Guaranty
Exhibit D-2	Form of Subsidiary Guaranty
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Promissory Note
Exhibit G	Form of Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 21, 2014 among INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP, a Delaware limited partnership , the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent, and .KEYBANK NATIONAL ASSOCIATION, and REGIONS BANK, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EBITDA” means, Consolidated EBITDA less, with respect to Properties owned by the Consolidated Group, the Capital Expenditure Reserve, and less, with respect to Properties owned by Unconsolidated Affiliates, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisor” means Industrial Property Advisors LLC.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Intralinks or other electronic platform site established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate as used in this definition for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments terminations or expirations.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(d):

Consolidated Leverage Ratio :	ABR Spread	Eurodollar Spread
Category 1 Less than or equal to 50%	0.90%	1.90%
Category 2 Greater than 50% and less than or equal to 55%	1.15%	2.15%
Category 3 Greater than 55% and less than or equal to 60%	1.40%	2.40%
Category 4 Greater than 60%	1.75%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date the certificate is delivered pursuant to Section 5.01(d) (a “Compliance Certificate”); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Category 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Effective Date through the date of the next change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon Category 1.

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Asset Under Development” means any Property (a) for which the Consolidated Group is actively pursuing construction, major renovation, or expansion of such Property or (b) for which no construction has commenced but all necessary entitlements (excluding foundation, building and similar permits) have been obtained in order to allow the Consolidated Group to commence constructing improvements on such Property. Notwithstanding the foregoing, tenant improvements in a previously constructed Property shall not be considered an Asset Under Development and with respect to any existing Property only the major renovation or expansion portion of such Property shall be considered an Asset Under Development.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Rate” means 3.5% prior to June 30, 2015, 5.0% beginning June 30, 2015 to (but not including) June 30, 2016, and 5.25% beginning June 30, 2016 and thereafter.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Industrial Property Operating Partnership LP, a Delaware limited partnership .

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base Covenants” means the covenants in Section 6.12.

“Borrowing Request” means a request by the Borrower for a Revolving Loan in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure Reserve” means $0.10 per square foot of leasable space (as annualized for the applicable ownership period).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization Rate” means, six and three-quarters percent (6.75%).

“Cash Equivalents” means, as of any date:

(i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests representing 30% or more of the of the voting stock of Trust; (b) during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of Trust (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of Trust was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office; (c) Trust consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which the Trust is the continuing or surviving entity); or (d) Trust fails to own, directly or indirectly, seventy percent (70%) of the Equity Interests of Borrower and be the sole general partner of Borrower.

“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Co-Lead Arrangers” J.P Morgan Securities LLC and Wells Fargo Securities, LLC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.00.

“Communications” has the meaning assigned to it in Section 9.01(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service” means, for any period, without duplication, (a) Recurring Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Unconsolidated Affiliate on Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments with respect to any such indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) taken into account in calculating Recurring Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Unconsolidated Affiliate.

“Consolidated EBITDA” means, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Recurring Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) impairment charges, (vi) amounts deducted as a result of the application of FAS 141, (vii) non-cash expenses related to employee and trustee stock and stock option plans, (viii) non-recurring financing and acquisition related fees and costs and (ix) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business. For the avoidance of doubt, Consolidated EBITDA shall not include gains and losses from asset sales. In addition, Consolidated EBITDA shall be adjusted to include amounts deferred for any given period pursuant to that certain Expense Support and Conditional Reimbursement Agreement effective as of October 1, 2013 (the “Expense Support Agreement”), between the Advisor, the Borrower and the Trust, including any extensions of the term of such agreement or any similar amendments to such agreement or any similar replacement or successor agreements, and shall be adjusted to exclude the non-cash accrual or subsequent cash reimbursement required in connection therewith, provided that payment of such deferred amount is subordinated to payment of the Obligations so that such payment is not permitted if an Event of Default exists. For purposes of this definition, an amendment to the existing agreement or a replacement or successor agreement, will be deemed similar to the Expense Support Agreement (a “Similar Agreement/Amendment”) if it is on substantially the same terms and conditions as the Expense Support Agreement, including without limitation a limitation on term, similar pre-conditions to the payment of deferred amounts, an outside date after which reimbursement obligations are cancelled, and similar limitations on the right to accelerate the payment of such accrued amounts, and such successor or replacement agreement or amendment must be subordinated to the Obligations pursuant to a subordination agreement substantially the same as the one delivered for the Expense Support Agreement.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Adjusted EBITDA to Fixed Charges.

“Consolidated Group” shall mean the Trust, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” shall mean, with respect to any Unconsolidated Affiliate, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate, without duplication.

“Consolidated Leverage Ratio” means, at any time, Total Indebtedness divided by Total Asset Value, expressed as a percentage.

“Consolidated Net Income” shall mean, for any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Unconsolidated Affiliates for such period, in each case determined in accordance with GAAP (provided, however, that lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition).

“Consolidated Tangible Net Worth” means, at any time, total assets (excluding accumulated depreciation and intangible assets) minus total liabilities, calculated in accordance with GAAP. However, for the purpose of this calculation, intangible assets resulting from the application of FAS141 shall not be excluded from Consolidated Tangible Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Debt Instrument” means any instrument evidencing a debt, including mortgage notes and mezzanine notes.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; or (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which this Agreement is executed and delivered by all of the parties hereto.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of a Property by Borrower or a Subsidiary, which cash proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), and no portion of which cash proceeds the Borrower or any Subsidiary has the right to receive, pledge, borrow or otherwise obtain the benefits of until the earlier of (i) such time as provided under Regulation Section 1.1031(k)-1(g)(6) and the applicable “exchange agreement” or (ii) such exchange is terminated in accordance with the “exchange agreement” and the Regulations. Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds. Terms in quotations in this definition shall have the meanings ascribed to such terms in the Regulations.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution of the environment, preservation or reclamation of natural resources, the management or release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Pledge” means the Lien in favor of the Administrative Agent (for the benefit of the Lenders) on the Equity Interests of the Subsidiary Guarantors, as set forth in the Pledge Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in the definition of Sanctions Laws and Regulations.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financeable Ground Lease” means, except as otherwise approved by the Required Lenders a ground lease that provides reasonable and customary protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the Effective Date, provided that the remaining term can be less than twenty-five (25) years if there is an option to purchase on terms acceptable to the Administrative Agent and the amount of the option purchase price is deducted from the Unencumbered Property Value of the applicable Unencumbered Property, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions reasonably acceptable to Administrative Agent, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (f) that insurance proceeds and condemnation awards (from leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president of finance, treasurer or controller of the Borrower.

“Financial Statements” has the meaning set forth in Section 5.01.

“Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Debt Service and (ii) all dividends actually paid on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group (including dividends actually paid to Unconsolidated Affiliates but excluding dividends paid to members of the Consolidated Group).

“Foreign Assets Control Regulations” has the meaning assigned to it in Section 3.13.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America, that are applicable as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee), provided, that in the absence of any such stated amount or stated liability the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, the Trust and all Subsidiary Guarantors.

“Guaranty” means collectively the Guaranty from the Trust and the Subsidiary Guaranty from the Subsidiary Guarantors made in favor of the Administrative Agent and the Lenders, substantially in the forms of Exhibits D-1 and D-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (x) deferrals or accruals by the Borrower or the Trust pursuant to that certain Expense Support and Conditional Reimbursement Agreement effective as of October 1, 2013 between the Advisor, the Borrower and the Trust including any extensions of the term of such agreement or any similar amendments to such agreement or any similar replacement or successor agreements (similarity being determined as set forth in the definition of Consolidated EBITDA), provided that payment of such amount is subordinated to payment of the Obligations so that payment is not permitted if an Event of Default exists, and (y) customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the 5th day of each calendar month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means a credit rating of BBB-/Baa3 (or the equivalent) or higher from Fitch, Inc., Moody’s or S&P.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, provided the credit rating of such Affiliate is similar to or better than the credit rating of JPMorgan Chase Bank, N.A., in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Fees” has the meaning assigned to such term in Section 2.12.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, monetary encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, including without limitation, schedules and exhibits thereto and any agreements entered into in connection herewith and designated as a Loan Document, including the Guaranty, the Pledge Agreement and amendments, modifications or supplements thereto or waivers thereof.

“Loan Parties” means the Borrower, each Guarantor and each Pledgor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Year” means the one year period commencing on the Original Closing Date and each successive one year period thereafter.

“Material Adverse Effect” means a material adverse effect on (a) the business property or financial condition of the Consolidated Group taken as a whole, (b) the ability of the Borrower or the Trust to perform any of its material obligations under the Loan Documents to which it is a party, (c) the ability of the Loan Parties collectively taken as a whole to perform their material obligations under the Loan Documents, (d) the validity or enforceability of any of the material provisions of the Loan Documents and the material rights or remedies available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Acquisition” mean an acquisition of assets with a total cost that is more than ten percent (10%) of the Total Asset Value based on the most recent Compliance Certificate submitted prior to such acquisition.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 with respect to Recourse Indebtedness and $125,000,000 with respect to any Indebtedness which is not Recourse Indebtedness provided, however that prior to the time that the Consolidated Net Worth is at least $175,000,000, the foregoing amounts shall be $10,000,000 with respect to Recourse Indebtedness and $75,000,000 with respect to any Indebtedness which is not Recourse Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Transfer” has the meaning assigned to such term in Section 6.09.

“Maturity Date” means January 13, 2017, subject to extension in accordance with Section 2.21.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” has the meaning assigned to such term in Section 2.10(e).

“Net Operating Income” means, with respect to any Property for any period, (i) revenues therefrom (including, without limitation, expense reimbursement, loss of rent income and lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid), calculated, in each case, in accordance with GAAP, less (ii) the costs of maintaining such Property, including, without limitation, real estate taxes, insurance, repairs, maintenance, actual property management fees paid to third parties or charged internally at a market rate and bad debt expense but excluding depreciation, amortization, interest expense, tenant improvements, leasing commissions, and capital expenditures, calculated, in each case, in accordance with GAAP.

“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement or any other Loan Document, other than contingent indemnity obligations for which no claim has been made.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“144A Securities” means securities issued pursuant to Rule 144A under the Securities Act of 1933, as amended.

“Original Closing Date” means January 13, 2014.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Parties” means the Borrower or any of its Affiliates.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04 or for which a bond or similar security for the full amount thereof has been posted, in form acceptable to Administrative Agent;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens in existence on the date hereof as set forth in Schedule 1.01(g), and extensions, renewals and replacements of such Liens, as long as such extension, renewal and replacement Liens do not spread to any property other than property encumbered by such Liens on the date hereof;

(h) Liens on Properties first acquired by Borrower or a Subsidiary after the date hereof and which are in place at the time such Properties are so acquired;

(i) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC;

(j) assignments of past due receivables for collection purposes only;

(k) leases or subleases granted in the ordinary course of business;

(l) Liens arising in connection with any Indebtedness permitted hereunder;

(m) Liens of any Subsidiary in favor of the Borrower or any of the other Loan Parties; and

(n) any netting or set-off right under any swap agreement.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

(f) investments (including loans) by any Loan Party in or to any other Loan Party; and

(g) Cash Equivalents and Swap Agreements not prohibited hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement made in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

“Pledgor” means each entity owning a direct equity interest in an entity owning an Unencumbered Property.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York; New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any real estate owned by the Borrower, any Subsidiary, or an Unconsolidated Affiliate, and operated or intended to be operated as an investment property.

“Property Investment Value” means, at any time with respect to any Property in which a person has a direct or indirect ownership interest, the undepreciated book value of such interest determined in accordance with GAAP.

“Property Value” means: (i) with respect to any Property owned directly or indirectly by the Borrower or Guarantor for less than six full calendar quarters, the current Property Investment Value of such Property; and (ii) with respect to any Property owned directly or indirectly by the Borrower, or Guarantor for six or more full calendar quarters, the greater of (i) the Net Operating Income for such Property for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (ii) zero. A Property contributed to a joint venture by the Borrower or Guarantor shall be deemed to have been owned by such joint venture from the date of such contribution. A Property acquired from a joint venture in which the Borrower or any Subsidiary or Affiliate is a member shall be deemed to have been owned from the date acquired from such joint venture but in such event, the references in this definition to six full calendar quarters shall be changed to four full calendar quarters with respect to such Property.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Recurring Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period, plus (b) the applicable Consolidated Group Pro Rata Share of any interest (without duplication, whether accrued, paid or capitalized) on Indebtedness actually payable by Unconsolidated Affiliates during such period, whether recourse or non-recourse, but excluding non-recurring amortized financing related expenses.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective, directors, officers and employees, and trustees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any cash dividend, cash distribution or other cash payment with respect to any equity interests in the Borrower or any Subsidiary, excluding (i) any dividend, distribution or other payment by a member of the Consolidated Group to another member of the Consolidated Group (including in connection with the issuance of equity interests), (ii) any redemption of equity interests by a member of the Consolidated Group (including pursuant to a share buyback program); (iii) any distribution or other payment by an Unconsolidated Affiliate to a member of the Consolidated Group (including promote payments in connection with development joint ventures and regular distributions of cash flow from Unconsolidated Affiliates); and (iv) any distribution or other payment by any Subsidiary or Unconsolidated Affiliate which is a partnership, limited liability company or joint venture or mezzanine lender and operated in the ordinary course of business.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Sale-Leaseback Master Lease” shall mean a master lease entered into by a buyer of a Property, as lessor, and the seller of such Property, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Property after closing.

“S&P” means Standard & Poor’s.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”).

“SEC” means the Securities and Exchange Commission of the United States of America.

“Similar Agreement/Amendment” has the meaning ascribed to such term in the definition of Consolidated EBITDA.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent provided that any joint venture in which any Loan Party is a majority owner but does not Control and which is not included in such Loan Party’s consolidated financial statements shall not be a subsidiary

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is the owner of an Unencumbered Property, and any other Subsidiary that elects to become a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Supplemental Materials” means any business or financial-related disclosures or information supplementing the Financial Statements made available to the holders of the Parties’ 144A Securities.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means, as of the date of calculation, the aggregate, without duplication, of: (a) for the first 12 months after closing of the facility, the Property Investment Value and thereafter (b) (i) the Property Value of all Properties (other than land assets and Assets Under Development) owned by members of the Consolidated Group; plus (ii) the Consolidated Group’s Pro Rata Share of the Property Value of Properties (other than Assets Under Development) owned by Unconsolidated Affiliates; plus (iii) an amount equal to the then current book value of each land asset and Asset Under Development owned by members of the Consolidated Group; plus (iv) an amount equal to the Consolidated Group Pro Rata Share of the then current book value of each land asset and Asset Under Development owned by an Unconsolidated Affiliate; plus (v) Unrestricted Cash and Cash Equivalents owned directly or indirectly by members of the Consolidated Group; plus (vi) the applicable Consolidated Group Pro Rata Share of Unrestricted Cash and Cash Equivalents owned directly or indirectly by Borrower or Guarantor through an Unconsolidated Affiliate; plus (vii) Borrower’s and Guarantor’s investments in Debt Instruments (based on current book value); plus (viii) an amount equal to the Consolidated Group Pro Rata Share of investments in Debt Instruments owned by an Unconsolidated Affiliate (based on current book value); plus (ix) proceeds due from transfer agent; plus (x) the amount of all Eligible Cash 1031 Proceeds resulting from the sale of Properties.

“Total Indebtedness” shall mean, as of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis; plus (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Unconsolidated Affiliate (other than Indebtedness of such Unconsolidated Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Unconsolidated Affiliate which is also Recourse Indebtedness of a member of the Consolidated Group.

“Total Secured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which is secured by a Lien on a Property, any ownership interests in any Subsidiary or Unconsolidated Affiliate or any other assets which had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred. Such Indebtedness that is secured only with a pledge of ownership interests and is also recourse to the Borrower or any Guarantor shall not be treated as Total Secured Indebtedness.

“Total Secured Recourse Indebtedness” means, as of any date of determination, that portion of Total Secured Indebtedness with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs); provided that Indebtedness of a single-purpose entity (or any holding company or other entity which owns such single-purpose entity) which is secured by substantially all of the assets of such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) but for which there is no recourse to another Person beyond the single-purpose entity or holding company or other entity which owns such single-purpose entity (other than with respect to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs) shall not be considered a part of Total Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) and unsecured guarantees provided by Borrower or the Trust of mortgage loans to Subsidiaries or Unconsolidated Affiliates shall not be included in Total Secured Recourse Indebtedness.

“Total Unencumbered Property Pool Value” shall mean, as of any date of calculation, the aggregate, without duplication, of: (a) the Unencumbered Property Values of all Unencumbered Properties (other than any that are Assets Under Development); plus (b) an amount equal to one hundred percent (100%) of the then-current book value of each Unencumbered Property that is an Asset Under Development plus (c) the amount in excess of $10,000,000 of the total of (i) all Unrestricted Cash and Cash Equivalents during the second Loan Year and thereafter plus (ii) for fiscal quarters ending June 30, 2015 or later, the amount of Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Properties.

“Total Unsecured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which does not constitute Total Secured Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trust” means Industrial Property Trust Inc., the general partner of Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, or the Alternate Base Rate.

“Unconsolidated Affiliate” means, any Person in which the Consolidated Group, directly or indirectly, has any ownership interest of $1,000,000 or more (valued as of the most recent quarterly financial statement), whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Unencumbered Asset Pool Leverage Ratio” means, for any period, Total Unsecured Indebtedness to Total Unencumbered Property Pool Value.

“Unencumbered Interest Coverage Ratio” means, at any time, (a) Unencumbered Property NOI for the most recent quarter, annualized, divided by (b) the greater of (i) Unsecured Interest Expense for the immediately preceding calendar quarter, annualized, or (ii) an amount equal to the actual Total Unsecured Indebtedness outstanding during such quarter multiplied by the Assumed Rate, on an annualized basis.

“Unencumbered Property” means, a Property that is designated by the Borrower as an Unencumbered Property and: (i) is completed and located in the continental United States or, subject to the limitations in the definition of Total Unencumbered Property Pool Value, is an Asset Under Development; (ii) is 100% owned in fee simple (or, subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, is ground leased pursuant to a Financeable Ground Lease) by the Borrower or a wholly owned Subsidiary that is a Guarantor; (iii) is not subject to any Liens or encumbrances other than clauses (a), (b), (c), (d), (f), (j), (k) and (m) of the definition of Permitted Encumbrances; (iv) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any Guarantor) which prohibits or limits the ability of the Borrower or any Guarantor, as the case may be, to create, incur, assume or suffer to exist any Lien upon any such Unencumbered Property or Equity Interests of the Subsidiary Guarantor that owns such Unencumbered Property, except for covenants that are not materially more restrictive than the covenants contained herein, in favor of holders of unsecured Indebtedness not prohibited hereunder; (v) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any Guarantor) which entitles any Person to the benefit of any Lien on any Unencumbered Property or Equity Interests in the Borrower or the Subsidiary that in each case owns such Unencumbered Property or would entitle any Person to the benefit of any Lien on such Unencumbered Property or Equity Interests upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause) other than any agreement entered into in connection with the financing of such Property and the pledge of such Property as security for any financing pending the Closing of such financing, provided that such Property shall cease to be an Unencumbered Property upon the closing of such financing; (vi) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any Guarantor) which prohibits or limits the ability of the Borrower or any Guarantor, as the case may be, to make Restricted Payments to Borrower or any Guarantor or prevents the Subsidiary from transferring such Property (other than (x) any restriction with respect to a Property imposed pursuant to an agreement entered into for the sale or disposition of such Property pending the closing of such sale or disposition, (y) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition) or (z) other than restrictions which are not materially more restrictive than the restrictions contained herein with respect to Unencumbered Properties, in favor of holders of unsecured Indebtedness of the Borrowers not prohibited hereunder or which terminate at the time that such property ceases to be an unencumbered asset in connection with any other facility; and (vii) is not the subject of any issues which would impact the operation of such Property. No Property owned by a Subsidiary shall be deemed to be an Unencumbered Property unless (a) both such Property and all Equity Interests of the Subsidiary that owns such Property are not subject to any Lien (other than Liens created by the Pledge Agreement), (b) each intervening entity (other than IPT Real Estate Holdco LLC) between the Borrower and such Subsidiary Guarantor does not have any Indebtedness for borrowed money or, if such entity has any Indebtedness, such Indebtedness is unsecured and such entity is a Guarantor, and (c) neither Subsidiary Guarantors nor any intervening entity between the Borrower and such Subsidiary Guarantor is subject to insolvency proceedings, unable to pay debts or subject to any writ or warrant of attachment. A Property that is subject to an option to purchase shall not be disqualified by the requirement in clause (vi) from being an Unencumbered Property so long as the Property can be transferred subject to the rights of the optionee provided that if the option to purchase is for a fixed price as distinguished from a market price, the Unencumbered Asset Value for such Property shall be equal to the lesser of (x) the amount determined in accordance with the definition of Unencumbered Asset Value, or (y) the option price for such Property. Nothing herein shall prohibit an Unencumbered Property hereunder from constituting an unencumbered asset in connection with any other indebtedness, provided that such indebtedness is not prohibited pursuant to the terms of this Agreement.

“Unencumbered Property NOI” means, with respect to any Unencumbered Property for any period, the Net Operating Income for such Unencumbered Property for such period, less the Capital Expenditure Reserve. For such properties owned for less than one full quarter, the Unencumbered Property NOI for such full quarter shall be determined based on performance during such partial quarter, or if such information is not reasonably available, shall be determined on a proforma basis in the Borrower’s reasonable discretion taking into account any performance information provided by the prior owner of such Unencumbered Property.

“Unencumbered Property Value” means for an Unencumbered Property (a) with respect to any Unencumbered Property owned by the Borrower or Guarantor for less than eighteen (18) months, and for any Asset Under Development, the current Property Investment Value for such Unencumbered Property; and (b) with respect to any Unencumbered Property owned by the Borrower or Guarantor for more than eighteen (18) months (other than an Asset Under Development), the greater of (i) Unencumbered Property NOI for such Unencumbered Property for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (ii) zero.

“Unencumbered Value-Add Property” means an Unencumbered Property where less than eighty-five percent (85%) of the net rentable square footage of such Property is leased by a Tenant pursuant to a Lease.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged for the benefit of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group, to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Unsecured Interest Expense” means for any period, the amount of interest (without duplication, whether accrued, paid or capitalized), on Total Unsecured Indebtedness, but excluding amortized financial related expenses.

“Unused Fee Rate” means a percentage equal to 0.30% if the weighted average usage during the applicable quarter is less than or equal to 50% of the aggregate Commitments and otherwise shall be equal to 0.25%.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or

by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Trust, the Borrower and its Subsidiaries or to the determination of any amount for the Trust, the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments, or (c) a violation of the Borrowing Base Covenants. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14 each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (so long as such funding does not change any tax status under Section 2.17); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly in writing to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Reserved.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000.00, (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments, or (iii) a violation of the Borrowing Base Covenants; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed in writing), not later than 3:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline

Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent (if it is not to Issuing Bank) and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall provide a written notice to the Issuing Bank and the Administrative Agent (if it is not the Issuing Bank) (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. If reasonably requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the lesser of 20% of the aggregate amount of the Commitments, and $25,000,000.00, (ii) the total Revolving Credit Exposures shall not exceed the total Commitments, and (iii) any change in the LC Exposure shall not result in a violation of the Borrowing Base Covenants.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the then current Maturity Date, provided that a Letter of Credit may have an expiration date beyond such date, so long as (a) the expiration of the Letter of Credit is not later than twelve (12) months after the then current Maturity Date, (b) the Letter of Credit is approved by all Lenders or secured by cash collateral in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender (provided that if the Lenders approve the issuance of such Letter of Credit without cash collateral, such cash collateral shall be required at the then current Maturity Date if the Letter of Credit is still outstanding), and (iii) Lenders have received payment of all fees otherwise payable in connection with Letters of Credit with expiry dates occurring on or prior to five Business Days before the then current Maturity Date; provided further that any Letter of Credit with a one year term may provide (if acceptable to the Issuing Bank) for the automatic renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the

Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing

Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing or by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII, and upon the maturity of Loans, whether by acceleration or lapse of time. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago time for Eurodollar Loans and 1:00 p.m. for ABR Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) If, as of any first quarter end occurring after the last day of the second Loan Year, or any quarter end thereafter, Consolidated Tangible Net Worth on any such date of determination shall be less than $175,000,000, then the Commitments shall be automatically reduced (and each Lender’s Commitment shall be reduced on a pro rata basis) such that following such reduction the ratio of the Consolidated Tangible Net Worth to $175,000,000 is the same as the ratio of the reduced total Commitments to the amount of the Commitments prior to such reduction. If such reduction causes the sum of the Revolving Credit Exposures to exceed the total Commitments, then the Borrower shall within five (5) days after the reduction of the Commitments based on the delivery of the financial statement, prepay Loans and/or cash collateralize the LC Exposure in an aggregate amount equal to such excess.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and 10 Business days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit F (each a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone or in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., Chicago time, on the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Chicago time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused fee, which shall accrue at the Unused Fee Rate on the weighted average of the daily amount of the difference between the Commitment of such Lender and the sum of (i) the outstanding principal balance of such Lender’s Loans and (ii) such Lender’s LC Exposure during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. The Unused Fee Rate shall be calculated, and accrued unused fees shall be payable, in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any unused fees accruing after the date on which the Commitments terminate shall be payable on demand. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees (collectively, “Letter of Credit Fees”) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments in accordance with the terms hereof; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under clause (b) above or under Article VII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for a period of 180 days.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which it shall do promptly upon becoming aware thereof, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Upon receipt of any such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or similar assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, Issuing Bank or Recipient, the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (provided that the determination of such additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant), and provided further, that for the avoidance of doubt, that this Section 2.15 shall not apply with respect to any Taxes for which a Loan Party has an indemnification obligation under Section 2.17.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered (provided that the determination of such additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant).

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to be equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and without duplication of any amounts with respect to which payments were increased under Section 2.17(a). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent two copies (or such other number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) properly completed and executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than due to the failure of the indemnified party to comply with applicable law) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at a10 South Dearborn, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes Defaulting Lender, or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) if such assignee is not a

Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) days following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated pursuant to clause (i) above and (y) second, cash collateralize for the benefit of the Issuing Bank that portion of such Defaulting Lender’s LC Exposure that has not been reallocated pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding, provided that the Borrower shall be permitted to use Revolving Loans to make such prepayment or to post such cash collateral;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit and such Lender is not contesting those funding obligations, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, up to two times, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 120 days and not later than 30 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that the Existing Maturity Date be extended for an additional one year from the then current Existing Maturity Date.

(b) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall pay to Administrative Agent for the pro rata benefit of the Lenders, an extension fee equal to 0.20% (20 basis points) of the aggregate Commitments at the time of extension, payable on the then current Existing Maturity Date, and deliver to the Administrative Agent a certificate of each Loan Party dated as of the then current Existing Maturity Date signed by a Financial Officer of such Loan Party (i) approving or consenting to such extension (and attaching resolutions adopted by such Loan Party approving or consenting to such extension to the extent required under such Loan Party’s organizational documents) and (ii) in the case of the Borrower, certifying that, immediately before and after giving effect to such extension, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the then current Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) or (b), as applicable, of Section 5.01, (B) Borrower is in compliance with all of the financial covenants set forth in Section 6.11 based on the most recently delivered quarterly financial statements pursuant to the terms hereof, (C) no Default exists and (D) each Guarantor provides Administrative Agent with an affirmation and consent, in form and substance reasonably acceptable to Administrative Agent.

SECTION 2.22. Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000, or such other amount as may be agreed upon by Borrower and Administrative Agent. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders) as to whether it intends to seek approval for increasing its Commitment.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional assignees that are not Ineligible Institutions to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Financial Officer of such Loan Party (x) by such Loan Party approving or consenting to such increase (and attaching resolutions adopted by such Loan Party approving or consenting to such increase to the extent required under such Loan Party’s organization documents), and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.22, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) or (b), as applicable, of Section 5.01 and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16)) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.23. Addition and Removal of Unencumbered Properties.

(a) Addition of Unencumbered Properties. Subject to subsection (b) of this Section 2.23, the Borrower may at any time and from time to time designate additional Unencumbered Properties meeting the definition of Unencumbered Properties by providing an updated Schedule 3.13, the appropriate Subsidiary Guarantees and information regarding the new Subsidiary Guarantor that is reasonably required under the Act (as defined in Section 9.15) and similar “know your customer” requirements of the Lenders, at which time such additional Unencumbered Properties shall be included for purposes of determining the Borrower’s compliance with the Borrowing Base Covenants and the amount that may be borrowed hereunder. Borrower shall be deemed to have made each of the representations and warranties in Section 3.13 (a)-(j) with respect to each Unencumbered Property being designated. At the time Borrower designates an additional Unencumbered Property it shall also provide an updated calculation of the maximum amount that is available to be drawn hereunder, which shall be in form substantially similar to the Revolving Line of Credit Availability Calculation furnished to Lenders on or prior to the date of the first Loan made hereunder, it being acknowledged that financial data presented for existing Unencumbered Properties included in the last quarterly reporting package will be presented based on information included therein and financial data for other Unencumbered Properties shall be based on calculations described within this Credit Agreement.

(b) Additional Due Diligence Prior to Release of Equity Pledges. In connection with the proposed designation of additional Unencumbered Properties prior to the release of the Equity Pledge pursuant to Section 2.24, in addition to the requirements set forth in subsection (a) of this Section 2.23, the Borrower shall deliver to the Administrative Agent the following with respect to any such additional proposed Unencumbered Property: (i) an updated Schedule 3.13 and other due diligence information and documentation, in form and substance reasonably satisfactory to the Administrative Agent and any Lender that is (or whose Affiliate is) a Co-Lead Arranger at such time (the “Specified Lender”) (provided that any such Specified Lender shall only have such an approval right so long as such Specified Lender holds at least 15% of the Commitments and is not a Defaulting Lender), regarding such Property and the proposed Subsidiary Guarantor, and (ii) rent rolls and leasing information, if reasonably required by Administrative Agent. Administrative Agent hereby notifies Borrower that pursuant to the preceding provision, for all new Unencumbered Properties until such time as there are at least five Unencumbered Properties with an Aggregate Unencumbered Property Value of at least $75,000,000, it is requesting delivery of a title report, property condition report, and environmental assessment. The foregoing shall not limit Administrative Agent’s right to request other items for such Unencumbered Properties in accordance with the terms hereof or its right to require due diligence information and documentation for other additional Unencumbered Properties designated by borrower prior to the release of the Equity Pledge in accordance with the terms hereof. The items required to be delivered under this subsection (b) shall be deemed to be satisfactory if neither the Administrative Agent nor the Specified Lender notifies the Borrower of its objection within ten (10) days after the delivery of each such item.

(c) Removal of Unencumbered Properties. The Borrower may at any time and from time to time remove Unencumbered Properties by providing an updated Schedule 3.13 reflecting which Properties will no longer constitute Unencumbered Properties; provided that in connection therewith Borrower shall demonstrate to Administrative Agent that following removal of such Unencumbered Property that the Borrower continues to comply with Sections 6.12(a), (b) and (c) and provided Borrower complies with Section 6.12(a), (b) and (c) and there is no Event of Default at such time, such Property shall no longer constitute an Unencumbered Property for purposes hereof. If, as a result of a transaction permitted by this Section 2.23(c), a Subsidiary Guarantor no longer owns any Unencumbered Property, then such Subsidiary Guarantor shall automatically be released from the Guaranty and shall cease to be a Guarantor, and the Pledge Agreement shall be deemed to be automatically amended to release the equity of such Subsidiary from the Equity Pledge. Borrower shall be deemed to have made each of the representations and warranties in Article III as of the time each Unencumbered Property is removed, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

SECTION 2.24. Equity Pledge. The Equity Pledge shall be released by the Administrative Agent upon request of the Borrower and satisfaction of the following conditions: (a) Total Asset Value is at least $500,000,000; (b) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.50 to 1.00; (c) the Consolidated Leverage Ratio is less than or equal to sixty percent (60%); (d) the ratio of Total Secured Indebtedness to Total Asset Value is less than or equal to fifty percent (50%); (e) the Unencumbered Interest Coverage Ratio is greater than or equal to 2.00 to 1.00, based on an Assumed Rate of 5.00% and (f) no Default exists.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the partnership or other organizational powers of each of the Loan Parties and have been duly authorized by all necessary partnership or other organizational action and, if required, partner or member action. This Agreement and each other Loan Document has been duly executed and delivered by the applicable Loan Parties and constitutes a legal, valid and binding obligation of such Loan Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except with respect to notices which have already been given or where the failure to obtain any of the foregoing would not have a Material Adverse Effect (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents any of the Loan Parties or any order of any Governmental Authority, the violation of would have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Loan Parties or its assets, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, which would reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Loan Parties if the breach of the foregoing would reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Trust and its Subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Trust and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(b) Since (1) the date of the most recent audited Financial Statements delivered by Borrower or (2) prior to delivery of the initial audited Financial Statements, since September 30, 2014, there has been no event or circumstance, that has had a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Trust, Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real property material to its business, except for defects in title that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Unencumbered Property is subject to any Liens, other than Permitted Encumbrances that are allowed by the definition of Unencumbered Property.

(b) Each of the Trust, Borrower and any Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or license or such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower after due and diligent investigating, threatened against or affecting the Trust, Borrower or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any matter or events described in (i) through (iii) below that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Trust, Borrower nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of the Borrower, any Person controlling the Borrower, nor any Subsidiary or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Trust, the Borrower and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Trust, Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by, or shall be timely submitted to, the Internal Revenue Service, and, to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not be reasonably by expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, none of the other reports, certificates or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Administrative Agent and the Lenders that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results and the differences may be material).

SECTION 3.12. Sanctions Laws and Regulations. None of (a) the Borrower or any of its officers, directors or Affiliates, or (b) to its knowledge, its brokers or other agents acting or benefiting in any capacity in connection with this Agreement or any other capital raising transaction involving any Lender, or any Affiliates of any Lender, is a Designated Person.

SECTION 3.13. Unencumbered Properties. Schedule 3.13 hereto contains a complete and accurate description of Unencumbered Properties designated by the Borrower to constitute Unencumbered Properties hereunder as of the Effective Date and as supplemented from time to time in connection with the delivery of the certificate required under Section 5.01(d) hereof or as set forth in Section 2.23 and upon the inclusion or removal of a Property as an Unencumbered Property for purposes of the Borrowing Base Covenants, including the entity that owns each Unencumbered Property. With respect to each Property identified from time to time as an Unencumbered Property, Borrower hereby represents and warrants as follows except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld):

(a) No portion of any improvement on the Unencumbered Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower or the applicable Subsidiary, to the extent the same is available on commercially reasonable terms, has obtained and will maintain insurance coverage for flood and other water damage in the amount of the replacement cost of the improvements at the Unencumbered Property.

(b) To the Borrower’s knowledge, the Unencumbered Property and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws (“Applicable Laws”).

(c) The Unencumbered Property is served by all utilities required for the current use thereof. All utility service is provided by public utilities and the Unencumbered Property has accepted or is equipped to accept such utility service.

(d) Except with respect to Assets Under Development, all roads and streets necessary for service of and access to the Unencumbered Property for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

(e) The Unencumbered Property is served by public water and sewer systems or, if the Unencumbered Property is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

(f) Borrower is not aware of any material latent or patent structural defect in the Unencumbered Property. The Unencumbered Property is free of damage and waste that would materially and adversely affect the value of the Unencumbered Property (other than any casualty loss being handled in accordance with the Loan Documents or condemnation proceedings being handled in accordance with Loan Documents) and is in adequate repair for its intended use. The Unencumbered Property is free from material damage caused by fire or other casualty (other than any casualty loss being handled in accordance with the Loan Documents). There is no pending or, to the actual knowledge of Borrower, threatened condemnation proceedings affecting the Unencumbered Property, or any material part thereof.

(g) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Property are in a condition and repair adequate for its intended use and, to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems or with respect to any Unencumbered Property will be upon completion of such Unencumbered Property.

(h) All improvements on the Unencumbered Property lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property, no such improvements encroach upon easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property and no improvements on adjoining properties encroach upon the Unencumbered Property or easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property. All access routes that materially benefit the Unencumbered Property are available to Borrower or the applicable Subsidiary of the Borrower, constitute permanent easements that benefit all or part of the Unencumbered Property or are public property, and the Unencumbered Property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has any necessary permits for ingress and egress.

(i) There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Property except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(j) Each Unencumbered Property satisfies each of the requirements set forth in the definition of “Unencumbered Property”.

A breach of any of the representations and warranties contained in this Section 3.13 with respect to a Property shall disqualify such Property from being an Unencumbered Property for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Property results in a Default under one of the other provisions of this Agreement).

SECTION 3.14. Subsidiaries; Equity Interests. As of the Effective Date, Schedule 3.14 sets forth the direct owners of outstanding Equity Interests in each Subsidiary Guarantor and such Equity Interests have been validly issued, are, to the extent applicable, fully paid and nonassessable and are owned by such owner free and clear of all Liens, other than Permitted Encumbrances. At least 70% of the Equity Interests in Borrower are owned by the Trust.

SECTION 3.15. REIT Status. The Trust is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code currently applicable to the qualification of the Trust as a real estate investment trust, and with respect to any qualification requirements not yet applicable, will be in compliance with those qualification requirements when applicable.

SECTION 3.16. No Default. No Default has occurred and is continuing.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date of Obligations to Make Loans. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Guarantor either (i) a counterpart of the Guaranty signed on behalf of such Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Guarantor has signed a counterpart of the Guaranty.

(c) The Administrative Agent (or its counsel) shall have received from each Pledgor either (i) a counterpart of the Pledge Agreement signed on behalf of each Pledgor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that each Pledgor has signed a counterpart of the Pledge Agreement.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Bryan Cave LLP, counsel for the Borrower, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(e) The Administrative Agent shall have received UCC searches covering each Pledgor showing no liens on the Equity Interests being pledged.

(f) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(g) The Administrative Agent shall have received (i) a certificate, dated the Original Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, and (ii) a certificate, dated the date of the Closing Date, containing a calculation of the financial covenants set forth in Section 6.11 and the Borrowing Base Covenants for the fiscal quarter of Borrower ending September 30, 2014.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on November 21, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall deliver to the Lenders promptly following receipt from the Borrower unless such deliveries are posted on an Electronic System to which the Lenders have access):

(a) within 120 days after the end of each fiscal year of the Borrower, the audited (as to the Trust only) consolidated balance sheet and related statements of income and retained earnings and cash flows of the Consolidated Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet and related statements of income and retained earnings and cash flows of the Consolidated Group as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if available), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c) Subject to Section 9.12, the Borrower further agrees to clearly label the financial statements described in clauses (a) and (b) (collectively, “Financial Statements”) with a notice stating: “Confidential Financial Statements to be Provided to All Lenders, Including Public-Siders” before delivering them to the Administrative Agent, but only if such Financial Statements are not publicly filed.

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the most recent audited Financial Statements delivered by Borrower or, prior to the delivery of the initial audited Financial Statements, the internally prepared financial statements dated September 30, 2014 that, in each case, affects the Financial Statements, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with the annual and quarterly financial statements required under clauses (a) and (b) above, (i) a schedule of the Unencumbered Properties comprising the Total Unencumbered Property Pool Value, summarizing Unencumbered Property NOI, and (ii) prior to release of the Equity Pledge, rent rolls for the Unencumbered Properties;

(f) promptly after the same become publicly available, upon request of Administrative Agent copies of all material periodic and other reports, registration statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as may be reasonably requested pursuant to a reasonable and customary request by the Administrative Agent or any Lender.

(h) Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.01(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to Administrative Agent; or (ii) on which such documents are publicly filed or are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default of which Borrower has knowledge;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that has a reasonable likelihood of being adversely determined and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in Material Adverse Effect; and

(d) any other development of which Borrower is aware that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to and necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The inspection rights set forth herein shall include the right of the Administrative Agent or any Lender, prior to the release of the Equity Pledge, to inspect any of the Unencumbered Properties (subject to the rights of tenants thereon); provided, however, that unless an Event of Default exists the Borrower shall not be required to pay for any of the inspections set forth in this Section 5.06.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for, and Letters of Credit will be issued only to support, general business purposes of the Borrower (including, but not limited to debt refinancing, property acquisitions, new construction, renovations, expansions, tenant improvement, refinancing of existing lines, financing acquisition of permitted investments, and closing costs and equity investments primarily associated with commercial real estate property acquisitions or refinancings). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent and if applicable, the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, when taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09, provided that with respect to projected financial information, the Borrower will ensure only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Administrative Agent and the Lenders that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and the differences may be material).

SECTION 5.10. REIT Status. The Trust will at all times comply with all applicable provisions of the Code necessary to allow the Trust to qualify for status as a real estate investment trust.

SECTION 5.11. Subsidiary Guaranties. The Borrower shall cause each of its Subsidiaries that owns a Property that is included as an Unencumbered Property and so designated by Borrower for purposes of determining Borrower’s compliance with the financial covenants contained in this Agreement to execute and deliver to the Administrative Agent the Subsidiary Guaranty as required under Article IV above. For any Property added to the pool of Unencumbered Properties after the date hereof, Borrower shall cause the Subsidiary owning such Unencumbered Property to execute and deliver to the Administrative Agent, on or prior to the date that such Property is included as an Unencumbered Property for purposes of determining Borrower’s compliance with the financial covenants contained in this Agreement, a joinder to the Subsidiary Guaranty, and upon request of the Administrative Agent, supporting organizational and authority documents and opinions similar to those provided with respect to the Borrower and the initial Subsidiary Guarantors under Section 4.01.

A Subsidiary shall be automatically released from its obligations under the Subsidiary Guaranty if (i) there is no Event of Default (or event which, upon expiration of an applicable cure period, will become an Event of Default), and (ii) Borrower delivers an updated Compliance Certificate to Administrative Agent demonstrating compliance (based on information as of the end of the prior quarter) with all financial covenants contained in Section 6.12(a), (b) and (c) of this Agreement without such Subsidiary being included as a Subsidiary Guarantor and without any Property owned by such Subsidiary being included as an Unencumbered Property in the calculation of Borrower’s compliance with any of the foregoing covenants pertaining to Unencumbered Properties, and representing and warranting that based on the information as of the end of the prior quarter, but without counting any Unencumbered Property owned by the Subsidiary Guarantor being released as an Unencumbered Property, Borrower will continue to comply with all of the financial covenants in this Agreement upon release of such Subsidiary Guarantor. Subject to the foregoing, the Administrative Agent shall, from time to time, upon request from the Borrower, execute and deliver to the Borrower a written acknowledgement that a Subsidiary has been released from its obligations under the Subsidiary Guaranty and the Lenders and the L/C Issuer hereby authorize the Administrative Agent to deliver such acknowledgement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Negative Pledges. The Borrower will not, and will not permit any Subsidiary Guarantor to create, incur, assume or permit to exist (i) any Indebtedness (excluding obligations under the Loan Documents, current trade payables and unsecured debt in the ordinary course of business that is not for borrowed money), and (ii) negative pledge clauses or similar covenants or restrictions or agreements which would entitle an entity to the benefit of any lien upon the occurrence of any contingency (including, without “equal” pursuant to an “equal and ratable” clause) in each case under (i) or (ii) above on any Unencumbered Property (other than Permitted Encumbrances in favor of a Loan Party), except in each case for an unsecured term loan or private placement facility or bond offering that does not provide the lenders or bond holders thereunder any greater rights than the Lenders with respect to the Unencumbered Properties provided that clause (ii) shall not apply to (1) restrictions and conditions imposed by law or by this Agreement, (2) restrictions and conditions existing on the date hereof identified on Schedule 6.01 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (3) customary restrictions and conditions contained in agreements relating to the sale of an asset or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the asset or Subsidiary that is to be sold and such sale is permitted hereunder, (4) customary provisions in leases, licenses and other contracts restricting the assignment thereof or (5) customary restrictions in connection with any Permitted Encumbrance or any document or instrument governing any Permitted Encumbrance (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrance).

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Unencumbered Property, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any Unencumbered Property, except for those Permitted Encumbrances permitted by the definition of Unencumbered Property.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, so long as no Default exists or would result therefrom:

(a) any Person may merge or consolidate with or into (i) the Borrower or the Trust, provided that the Borrower or the Trust, as applicable, shall be the continuing or surviving Person and there is no Change in Control, or (ii) any one or more other Subsidiaries, including newly formed Subsidiaries, provided that when any Subsidiary Guarantor is merging or consolidating with or into another Subsidiary that is not a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may merge, dissolve or liquidate, or dispose of any, all or substantially all of its assets (upon voluntary liquidation or otherwise), and Borrower may dispose of any or all of its direct and indirect Equity Interests in any Subsidiary, provided that if such Subsidiary owns a Property that had been included as an Unencumbered Property, Borrower shall have complied with the requirements of Section 2.23(c) for removal of such Unencumbered Property; and

(c) Borrower or Trust may enter into a merger in which such entity is the survivor, and there is no Change in Control and Borrower has complied with Section 6.09, to the extent applicable.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Except as permitted in Section 6.03, the Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except for industrial properties, Cash and Permitted Investments and except that investments shall be permitted in the following categories of assets provided that after Total Asset Value exceeds $500,000,000 for the first time, investments described in (a) through (e) below shall not exceed an aggregate 30% of Total Asset Value, and shall be subject to individual limits set forth below:

(a) Ownership of unimproved land on which no material improvements have been commenced up to 5% of Total Asset Value;

(b) Investments in Unconsolidated Affiliates (including real estate funds or privately held companies) up to 25% of total Asset Value;

(c) Ownership of non-industrial improved Properties up to 10% of Total Asset Value;

(d) Debt Instruments (including mezzanine debt and mortgage notes) and investment in any REIT stocks or REIT preferred securities up to 5% of Total Asset Value; and

(e) Ownership of Assets Under Development (which for this purpose shall be the book value plus the budgeted cost to complete) up to 20% of Total Asset Value or 25% of Total Asset Value after release of the Equity Pledge.

In the event that any Investments exceed the maximum amounts set forth above (including the 30% limitation), such excess Investments shall not constitute an Event of Default but shall be excluded from the calculation of the financial covenants in Section 6.11.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or expected exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), or (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. Without the consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment at any time during which an Event of Default is continuing, except to the extent necessary for the Trust to maintain its status as a real estate investment trust, and except for distributions by any Subsidiary directly or indirectly to the Borrower.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, and (d) pursuant to each of the agreements listed on Schedule 6.07 attached hereto together with any amendment, modification, renewal, replacement or similar agreement entered into on terms which are not materially less favorable to the Borrower or the Trust than the Agreement set forth on Schedule 6.07.

SECTION 6.08. Reserved.

SECTION 6.09. Transfers of Direct or Indirect Interests in Borrower. In addition to the requirement that Borrower shall not permit transfers of direct or indirect interests in Borrower that result in a Change in Control, if the transfer will result in there being a direct or indirect owner of 25% or more in Borrower (other than an entity that owns, directly or indirectly, 25% or more of the Borrower as of the date hereof), (a “Material Transfer”) Borrower shall give Administrative Agent prior notice of such Material Transfer and provide to Administrative Agent such information about the transferee as Administrative Agent or any Lender may reasonably request. In addition, no Material Transfer of a direct or indirect interest in Borrower shall be permitted if such transfer: (i) would result in the representation in Section 3.12 to not be true, (ii) would result in a violation of applicable U.S. Federal law or regulation for Lenders to have a loan outstanding to a borrower in which such proposed transferee owns a direct or indirect interest, or (iii) would in the good faith judgment of the Administrative Agent result in a reasonable likelihood of “reputational risk” for Administrative Agent as a result of doing business with such transferee. In the event that the Borrower advises the Administrative Agent of a Material Transfer, if Administrative Agent believes that such Material Transfer would violate (ii) or (iii) above, Administrative Agent shall so advise Borrower within ten days after receipt of a notice of the proposed transfer, and the failure of Administrative Agent to do so, shall be deemed determination by Lender that such proposed Material Transfer does not violate (ii) or (iii) above.

SECTION 6.10. Sanctions Laws and Regulations.

(a) The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations , or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b) None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

SECTION 6.11. Financial Covenants.

Borrower shall not:

(a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of any fiscal quarter to be less than $2,064,586 plus seventy-five percent (75%) of the aggregate proceeds received by the Borrower or the Trust (net of reasonable related fees and expenses) in connection with any offering of stock or other equity after the Original Closing Date.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 as of the last day of the fiscal quarter ending December 31, 2014, 1.35 as of the last day of each fiscal quarter ending in 2015, or 1.50 as of the last day of any fiscal quarter thereafter. Commencing on the Closing Date and prior to the first testing date described above in this Section 6.11(b), Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 as of the last day of any fiscal quarter, unless, as of such date of determination, Borrower’s balance sheet as of each relevant quarter end shows Cash and Cash Equivalents of at least five percent (5%) of the average usage of the aggregate Commitments for such quarter. In all cases, the Consolidated Fixed Charge Coverage Ratio shall be determined based on information for the most recent quarter annualized.

(c) Consolidated Leverage Ratio. Permit Consolidated Leverage Ratio to be more than sixty-five percent (65%) as of the last day of the fiscal quarter ending December 31, 2014 or sixty percent (60%) as of the last day of any fiscal quarter thereafter, which maximum percentage shall be increased to sixty-five percent (65%) for four (4) consecutive quarters after a Material Acquisition.

(d) Secured Indebtedness. Permit Total Secured Indebtedness to exceed fifty-five percent (55%) of Total Asset Value as of the last day of the fiscal quarter ending December 31, 2014, fifty percent (50%) of Total Asset Value as of the last day of each fiscal quarter ending in 2015 or 2016, or forty-five percent (45%) as of the last day of any fiscal quarter thereafter, provided that notwithstanding the foregoing, until such time as Consolidated Tangible Net Worth exceeds $175,000,000 Total Secured Indebtedness shall not exceed sixty-five percent (65%) of Total Asset Value.

(e) Secured Recourse Indebtedness. Permit Total Secured Recourse Indebtedness to exceed twenty percent (20%) of Total Asset Value as of the last day of any fiscal quarter, excluding recourse associated with interest rate hedges.

Notwithstanding anything in this Section 6.11 to the contrary, to the extent Borrower qualifies for and requests a release of the Equity Pledge in accordance with Section 2.24, and at the time of such release the financial covenants required to be satisfied by Borrower to effect such release are more onerous than those required in this Section 6.11 or the Borrowing Base Covenants in Section 6.12 (a), then the more onerous financial covenants shall be required to be maintained from and after the date of the release of the Equity Pledge, measured quarterly, subject to the adjustments permitted in connection with a Material Acquisition that shall continue to be permitted thereafter pursuant to the terms herein.

SECTION 6.12. Borrowing Base Covenants.

Borrower shall:

(a) Unencumbered Interest Coverage Ratio. Not permit the Unencumbered Interest Coverage Ratio to be less than 2.00 to 1.00.

(b) Maximum Unencumbered Asset Pool Leverage Ratio. Not permit the Unencumbered Asset Pool Leverage Ratio to be more than sixty-five percent (65%) for the quarter ending December 31, 2014 or sixty percent (60%) thereafter, which maximum percentage shall be increased to sixty-five percent (65%) for four consecutive quarters after a Material Acquisition.

(c) Unencumbered Property Pool Criteria. Commencing with the first calendar quarter end date following the Effective Date, comply with the following requirements regarding Unencumbered Properties:

(i) There must be a minimum of $50,000,000 in Total Unencumbered Property Pool Value at all times;

(ii) There must be at least five (5) Unencumbered Properties;

(iii) No single Unencumbered Property shall account for more than twenty-five percent (25%) of Total Unencumbered Property Pool Value and any amount in excess of twenty-five percent (25%) shall be disregarded for purposes of determining Total Unencumbered Property Pool Value and Unencumbered Property NOI, but shall not constitute a Default hereunder;

(iv) The percentage of Total Unencumbered Property Pool Value attributable to Unencumbered Property NOI from a single tenant shall not exceed twenty-five percent (25%) if the tenant has an Investment Grade Rating (or another comparable tenant reasonably approved by the Required Lenders for treatment as an investment grade tenant for the purpose of this provision) and twenty percent (20%) for all other tenants and any amount in excess of twenty-five percent (25%) (or 20%, as applicable) shall be disregarded for purposes of determining Total Unencumbered Property Pool Value and Unencumbered Property NOI, but shall not constitute a Default hereunder.

(v) The percentage of Total Unencumbered Property Pool Value attributable to Unencumbered Property that is non-industrial improved property shall not exceed ten percent (10%), and any amount in excess of ten percent (10%) shall be disregarded for purposes of determining Total Unencumbered Property Pool Value and Unencumbered Property NOI, but shall not constitute a Default hereunder.

(vi) Through June 30, 2015, no more than twenty-five percent (25%) of Total Unencumbered Property Pool Value may be attributable to (A) Assets Under Development, or (B) Unencumbered Properties that are ground leased under Financeable Ground Leases (as opposed to being owned in fee simple by the Borrower or a Subsidiary Guarantor), or (C) Unencumbered Value-Add Properties.

(vii) Commencing on July 1, 2015 and thereafter, no more than (i) twenty percent (20%) of Total Unencumbered Property Pool Value prior to release of the Equity Pledge, and (ii) twenty-five percent (25%) of Total Unencumbered Property Pool Value after release of the Equity Pledge, may be attributable to (A) Assets Under Development, or (B) Unencumbered Properties that are ground leased under Financeable Ground Leases (as opposed to being owned in fee simple by the Borrower or a Subsidiary Guarantor).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee and such failure shall continue unremedied for a period of five days or the Borrower shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days after receipt of written notice of such failure;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in this Agreement or any Loan Document or any amendment or modification hereof or waiver hereunder, or in any certificate or other material document delivered by or on behalf of Borrower pursuant to the requirements contained in this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 6.03, 6.04, 6.06, 6.10 or 6.11;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than Sections 6.11 or 6.12, those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; provided that such period shall be extended for up to an additional 30 days so long as such breach is reasonably susceptible of cure within such additional period and the Borrower diligently and in good faith continues to attempt to cure such break;

(f) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.12 and Borrower shall not have, within 60 days after notice thereof from the Administrative Agent to the Borrower, made or caused to be made a prepayment of the Loans in an amount such that, had such prepayment been made on the last day of the fiscal quarter in which such failure occurred, no such failure shall have occurred; provided that the Lenders shall have no obligation to make additional Loans during such sixty (60) day period unless or until such prepayment is made;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Indebtedness that becomes due as a result of a casualty or insurance recovery event or any voluntary sale or transfer of the property or assets;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Loan Party or its debts, or of a substantial part of its assets, in each case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j) the Borrower or any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 if Total Asset Value is less than $500,000,000 and $25,000,000 if Total Asset Value is $500,000,000 or more, shall be rendered against the Borrower, any Loan Party or any combination thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and, in either case (A) the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or (B) enforcement proceedings shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Loan Party to enforce any such judgment but only if Borrower or any applicable party has not paid such judgment or otherwise set aside such judgment within 30 days after the commencement of enforcement proceedings;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due and payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) then due and payable to the Lenders and Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank (including fees and time charges for attorneys who may be employees of any Lender or the Issuing Bank), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid Letter of Credit Fees and accrued and unpaid interest on the Loans, LC Disbursements and other Obligations then due and payable, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the reasonable consent of the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the reasonable consent of the Borrower so long as no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

All communications from the Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly to any such request, but in any event within ten (10) Business Days after the delivery of such request by Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action. Nothing in this provision shall restrict the Administrative Agent from requesting a reply to a request for an approval in less than ten Business Days but the deemed approval provided in this provision shall not apply until the expiration of a ten Business Day period.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i) if to the Borrower, to it at c/o Dividend Capital, 518 Seventeenth Street, Suite 1700, Denver, CO 80202, Attention of Thomas G. McGonagle, Chief Financial Officer (Telecopy No. (303) 869-4602, Email: tmcgonagle@industrialpropertytrust.com), with a copy to: c/o Dividend Capital, 518 Seventeenth Street, Suite 1700, Denver, CO 80202, Attention of General Counsel (Telecopy No. 303 869-4602, Email: jwidoff@dividendcapital.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, L2 Floor, Mail Code IL1-0010, Chicago, Illinois 60603, Attention of Yvonne Dixon (Telecopy No. (312) 233-2257) (Email:CLS.REB.CHICAGO@jpmorgan.com), with a copy to JPMorgan Chase Bank, 1125 17th Street, 3rd Floor, Mail Code CO1-9521, Denver, Colorado 80202, Attention of Amber Coffey (Telecopy No. (303) 244-3352) (Email: amber.l.coffey@jpmorgan.com);

(iii) if to the Issuing Bank, to it at 131 South Dearborn, 5th Floor, Mail Code IL1-0236, Chicago, Illinois 60603-5506, Attention of Standby Letter of Credit Unit (Telecopy No. (312) 233-2266) (Email: gts.client.services@jpmchase.com);

(iv) if to the Swingline Lender, to it at 10 South Dearborn, 7th Floor, Mail Code IL1-0010, Chicago, Illinois 60603, Attention of Yvonne Dixon (Telecopy No. (312) 385-7101) (Email: yvonne.e.dixon@jpmorgan.com) ; and

(v) if to any other Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems (other than email), to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using other Electronic Systems (in addition to email) pursuant to procedures approved by the Administrative Agent; provided that such other Electronic Systems shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by other electronic communications (in addition to email) pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described above, of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (x) to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest or Letter of Credit fees at the rate specified in Section 2.13(c), or (y) to amend or waive any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Disbursement or to reduce any fee payable hereunder, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release any Guaranty unless expressly provided for in Section 5.11, without the written consent of each Lender, or (vii) change the definition of Consolidated Leverage Ratio (or any definition of a term used in such term) in a manner which directly results in a reduction of the Applicable Rate; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby,

(ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing at the time of such assignment, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment ;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) Borrower’s failure to consent to an assignment shall be deemed reasonable if such assignment is to a competitor of Borrower and no Default exists.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of making or acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities, other than an Ineligible Institution (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and except that, upon request of Borrower, the Lender shall provide to Borrower the identity of such participant and the amount of its participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, the Issuing Bank or such Lender, as applicable, shall, to the extent not inconsistent with applicable law, use reasonable efforts to promptly inform the Borrower thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or (other than any Ineligible Institution) any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Loan Party that is not known to the Administrative Agent, Issuing Bank or such Lender, as applicable to be subject to a confidentiality agreement with the Borrower or any Loan Party. For the purposes of this Section, “Information” means all information received from the Borrower , any Loan Party or any Subsidiary relating to the Borrower, any Loan Party or any Subsidiary or its respective businesses (including without limitation the identities of their venture partners), other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE

SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Authorization to Distribute Certain Materials to Public-Siders.

(a) The Borrower represents and warrants it will file this Agreement with the SEC within four Business Days following the execution of this Agreement and thereafter none of the information in the Loan Documents will constitute or contain material non-public information within the meaning of the federal and state securities laws. Commencing four Business Days following the execution of this Agreement, to the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

(b) If the Borrower does not file this Agreement with the SEC within four Business Days following the execution of this Agreement, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that, commencing four Business Days following the execution of this Agreement, Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents.

SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of
Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Act. Borrower shall cause each of the Loan Parties to provide the necessary information required by this Section 9.15.

SECTION 9.16. Amendment and Restatement. This Agreement amends and restates in its entirety that certain Amended and Restated Credit Agreement dated as of February 14, 2014, among Borrower, Administrative Agent, and the Lenders parties thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:
Name: Thomas G. McGonagle
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By
Name: Amber Coffey
Title: Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name: Kevin A. Stacker
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By
Name: Chris Neil
Title: Vice President

REGIONS BANK

By
Name: Ghi Gavin
Title: Senior Vice President

SCHEDULE 1.01(g)

EXISTING LIENS

None.

Schedule 1.01(g)

SCHEDULE 2.01

COMMITMENTS

Name	Commitment	Percentage
JPMorgan Chase Bank, N.A.	$75,000,000.00	30%
Wells Fargo Bank, National Association	$75,000,000.00	30%
Regions Bank	$50,000,000.00	20%
KeyBank National Association	$50,000,000.00	20%

Schedule 2.01

SCHEDULE 3.06

DISCLOSED MATTERS

None.

Schedule 3.06

SCHEDULE 3.13

UNENCUMBERED PROPERTIES

West Valley DC
Century DC
Oakesdale CC
Medley DC
Rialto DC
Palm Beach CC
Windham IC
Meadows DC
Corridor IC
O’Hare DC
Lehigh Valley CC
Corridor IC II Bldg 1
Corridor IC II Bldg 2
Corridor IC II Bldg 3
Bolingbrook IC
Normal Junction CC
Mechanicsburg DC
West Valley DC II
Tacoma CC
Richmond DC
CentrePort DC
Auburn IC

Schedule 3.13

SCHEDULE 3.14

SUBSIDIARIES

Subsidiary Guarantor	Direct Owner
IPT WEST VALLEY DC LLC	IPT REAL ESTATE HOLDCO LLC

IPT CENTURY DC LP	IPT REAL ESTATE HOLDCO LLC (99.9%); IPT CENTURY DC GP LLC (0.1%)

IPT OAKESDALE CC LLC	IPT REAL ESTATE HOLDCO LLC

IPT MEDLEY DC LLC	IPT REAL ESTATE HOLDCO LLC

IPT RIALTO DC LP	IPT REAL ESTATE HOLDCO LLC (99.9%); IPT RIALTO DC GP LLC (0.1%)

IPT PALM BEACH CC LLC	IPT REAL ESTATE HOLDCO LLC

IPT WINDHAM IC LLC	IPT REAL ESTATE HOLDCO LLC

IPT MEADOWS DC LLC	IPT REAL ESTATE HOLDCO LLC

IPT CORRIDOR IC LLC	IPT REAL ESTATE HOLDCO LLC

IPT O’HARE DC LLC	IPT REAL ESTATE HOLDCO LLC

IPT LEHIGH VALLEY CC LLC	IPT REAL ESTATE HOLDCO LLC

IPT CORRIDOR IC II LLC	IPT REAL ESTATE HOLDCO LLC

IPT BOLINGBROOK IC LLC	IPT REAL ESTATE HOLDCO LLC

IPT NORMAL JUNCTION CC LLC	IPT REAL ESTATE HOLDCO LLC

IPT MECHANICSBURG DC LLC	IPT REAL ESTATE HOLDCO LLC

IPT WEST VALLEY DC II LLC	IPT REAL ESTATE HOLDCO LLC

IPT TACOMA CC LLC	IPT REAL ESTATE HOLDCO LLC

IPT RICHMOND DC LP	IPT REAL ESTATE HOLDCO LLC (99.9%); IPT RICHMOND DC GP LLC (0.1%)

IPT CENTREPORT DC LP	IPT REAL ESTATE HOLDCO LLC (99.9%); IPT CENTREPORT DC GP LLC (0.1%)

IPT AUBURN IC LLC	IPT REAL ESTATE HOLDCO LLC

Schedule 3.14

SCHEDULE 6.01

RESTRICTIONS AND CONDITIONS

None.

Schedule 6.01

SCHEDULE 6.07

AGREEMENTS WITH AFFILIATES

Management Agreement, dated as of July 16, 2013, by and between Industrial Property Operating Partnership LP and Dividend Capital Property Management LLC

Industrial Property Trust Inc. Equity Incentive Plan, dated as of July 16, 2013

Indemnification Agreement entered into between Industrial Property Trust Inc. and each of the following persons as of July 16, 2013: Evan H. Zucker, Dwight L. Merriman III, Thomas G. McGonagle, Joshua J. Widoff, Marshall M. Burton, Charles B. Duke and Stanley A. Moore

Amended and Restated Limited Partnership Agreement of Industrial Property Operating Partnership LP, dated as of August 13, 2013

Amendment No. 1 to Amended and Restated Limited Partnership Agreement of Industrial Property Operating Partnership LP, dated as of March 5, 2014

Amended and Restated Advisory Agreement, dated as of July 16, 2014, by and among Industrial Property Trust Inc., Industrial Property Operating Partnership LP and Industrial Property Advisors LLC

Amended and Restated Dealer Manager Agreement, dated as of August 13, 2013, between Industrial Property Trust Inc., Industrial Property Advisors LLC and Dividend Capital Securities LLC

Amended and Restated Escrow Agreement, dated as of August 13, 2013, by and among Dividend Capital Securities LLC, Industrial Property Trust Inc. and UMB Bank, N.A.

Second Amended and Restated Expense Support and Conditional Reimbursement Agreement, dated October 14, 2014, by and among Industrial Property Trust Inc., Industrial Property Operating Partnership LP, and Industrial Property Advisors LLC

Non-Discretionary Advisory Agreement, dated as of August 27, 2013, by and among Industrial Property Advisors LLC, Industrial Property Trust Inc. and BCG IIT Advisors LLC

Selected Dealer Agreement, dated as of January 21, 2014, as amended as of January 21, 2014, by and among Industrial Property Trust Inc., Dividend Capital Securities LLC, Industrial Property Advisors LLC, Industrial Property Advisors Group LLC and Ameriprise Financial Services, Inc.

Reimbursement Agreement, dated as of January 21, 2014, by and among John A. Blumberg, James R. Mulvihill and Evan H. Zucker, Industrial Property Trust Inc. and Industrial Property Operating Partnership LP

Schedule 6.07

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] ][1]

3.	Borrower(s):

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

[1]	Select as applicable.

Exhibit A- Page 1

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:              , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By
Title:

[Consented to and]4 Accepted:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Commitment,” “Tranche B Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - Page 2

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A - Page 3

ANNEX 1

[                    ]6

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[6]	Describe Credit Agreement at option of Administrative Agent.

Exhibit A - Page 4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - Page 5

EXHIBIT B

INTENTIONALLY OMITTED

Exhibit B

EXHIBIT C-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C1 - Page 1

EXHIBIT C-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C2 - Page 1

EXHIBIT C-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C3 - Page 1

EXHIBIT C-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in
Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C4 - Page 1

EXHIBIT D-1

[FORM OF]

TRUST GUARANTY

SEE TRUST GUARANTY DATED NOVEMBER 21, 2014.

Exhibit D-1

EXHIBIT D-2

[FORM OF]

SUBSIDIARY GUARANTY

SEE SUBSIDIARY GUARANTY DATED NOVEMBER 21, 2014.

Exhibit D-2

EXHIBIT E

[FORM OF]

PLEDGE AGREEMENT

SEE COLLATERAL ASSIGNMENT OF INTERESTS DATED NOVEMBER 21, 2014.

Exhibit E

EXHIBIT F

AMENDED AND RESTATED PROMISSORY NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                 or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of November     , 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office as set forth in Section 2.18 of the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note amends and restates in its entirety that certain Promissory Note dated             , 2014.

Exhibit F

EXHIBIT F

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

By: Industrial Property Trust, Inc., its sole general partner

By:

Name:
Title:

Exhibit F

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                    ,

Article I. To: JPMorgan Chase Bank, N.A., as Administrative Agent

Article II. Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November     , 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Industrial Property Operating Partnership LP (“Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and Issuing Bank.

The undersigned hereby certifies as of the date hereof that he/she is the                                 of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material aspects, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a customary review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

Exhibit G

EXHIBIT G

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article III of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except for disclosures contained in Schedule 3 attached hereto, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 3.04 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant and Borrowing Base Covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

6. The Revolving Line of Credit Availability Calculation attached hereto is true and accurate on and as of the date of this Certificate.

Exhibit G

EXHIBIT G

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

By: Industrial Property Trust, Inc., its sole general partner

By:

Name:
Title:

Exhibit G